As filed with the Securities and Exchange Commission on May 14, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1538254 (I.R.S. Employer Identification No.)

103 Powell Court, Suite 200 Brentwood, Tennessee (Address of Principal Executive Offices)	37027 (Zip Code)

LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan
LifePoint Hospitals, Inc. Employee Stock Purchase Plan
LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan
LifePoint Hospitals, Inc. Retirement Plan
LifePoint Hospital’s Inc. Outside Directors Stock and Incentive Compensation Plan
(Full titles of the plans)

Paul D. Gilbert, Esq.
Executive Vice President and Chief Legal Officer
LifePoint Hospitals, Inc.
103 Powell Court, Suite 200
Brentwood, Tennessee 37027
(Name and address of agent for service)
(615) 372-8500
(Telephone number, including area code, of agent for service)
Copy to:
E. Marlee Mitchell, Esq.
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
(615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
	Amount to be	offering price	maximum aggregate	Amount of
Title of securities to be registered	registered (2)	per share (3)	offering price (3)	registration fee
Amended and Restated 1998 Long-Term Incentive Plan Common Stock, $0.01 par value (1)	15,725,000	$26.88	$422,688,000	$23,585.99
Employee Stock Purchase Plan Common Stock, $0.01 par value (1)	300,000	$26.88	$8,064,000	$449.97
Amended and Restated Management Stock Purchase Plan Common Stock, $0.01 par value (1)	325,000	$26.88	$8,736,000	$487.47
Retirement Plan Common Stock, $0.01 par value (1)	2,500,000	$26.88	$67,200,000	$3,749.76
Outside Directors Stock and Incentive Compensation Plan Common Stock, $0.01 par value (1)	375,000	$26.88	$10,080,000	$562.46
Total	19,225,000	$26.88	$516,768,000	$28,835.65

(1)	Includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(2)	This Registration Statement shall also cover any additional shares of common stock that become issuable under the Amended and Restated 1998 Long-Term Incentive Plan, the Employee Stock Purchase Plan, the Amended and Restated Management Stock Purchase Plan, the Retirement Plan and the Outside Directors Stock and Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by the Registrant which results in an increase in the number of the Registrant’s outstanding shares of common stock or shares issuable pursuant to awards granted under any of the plans. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Retirement Plan.

(3)	Estimated for the sole purpose of computing the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per unit is calculated as the average of the high and low selling prices, as reported on the NASDAQ Global Select Market, of the common stock of the Registrant as of May 7, 2009, a date within five business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE
     LifePoint Hospitals, Inc. (the “Company”) hereby files this Registration Statement on Form S-8 (this “Registration Statement”) relating to its common stock, par value $0.01 per share (the “Common Stock”), which may be sold upon the exercise of options or pursuant to other types of equity-based awards granted under any of the following plans (collectively, the “Plans”):
▪	15,725,000 shares of Common Stock subject to the Company’s Amended and Restated 1998 Long-Term Incentive Plan;

▪	300,000 shares of Common Stock subject to the Company’s Employee Stock Purchase Plan;

▪	325,000 shares of Common Stock subject to the Company’s Amended and Restated Management Stock Purchase Plan;

▪	2,500,000 shares of Common Stock subject to the Company’s Retirement Plan; and

▪	375,000 shares of Common Stock subject to the Company’s Outside Directors Stock and Incentive Compensation Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing information specified by Part I of this Registration Statement are not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). Such documents and the documents incorporated by reference in this Registration Statement in Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as otherwise indicated, are incorporated herein by reference and made a part hereof:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	The Company’s Quarterly Reports on Form 10-Q for the period ended March 31, 2009;

(c)	The Company’s Current Reports on Form 8-K filed on February 25, 2009, March 13, 2009 and April 28, 2009; and

(d)	Description of the Company’s Common Stock and the associated Preferred Stock Purchase Rights included in the Registration Statement on Form 10/A (Reg. No. 000-51251) filed by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company is a Delaware corporation. Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) as to indemnification by the Company of its officers and directors. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Article Thirteenth of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides for the indemnification of the Company’s officers and directors in accordance with the DGCL. Article Tenth of the Certificate includes, as permitted by the DGCL, certain limitations on the potential personal liability of members of the Company’s Board of Directors for monetary damages as a result of actions taken in their capacity as Board members.
     The directors and officers of the Company are covered by insurance policies indemnifying them against certain liabilities arising under the Securities Act, which might be incurred by them in such capacities. In addition, the Company has entered into contracts with current directors of the Company and certain of its officers providing indemnification by the Company, to the fullest extent permitted by the DGCL, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection the service of such directors or officers, as the case may be, and providing for rights to advancement of expenses and contribution.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description of Exhibits

4.1	Form of Specimen Stock Certificate (incorporated by reference from exhibits to the Registration Statement on Form S-4, as amended, filed by LifePoint Hospitals, Inc. on October 25, 2004, File No. 333-119929)

4.2	Amended and Restated Rights Agreement, dated as of February 25, 2009, by and between LifePoint Hospitals, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference from exhibits to the Current Report on Form 8-K filed by LifePoint Hospitals, Inc. on February 25, 2009, File No. 000-51251)

5.1	Opinion of Waller Lansden Dortch & Davis, LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5.1)

99.1	Amended and Restated 1998 Long-Term Incentive Plan (incorporated by reference from exhibits to the Current Report on Form 8-K filed by LifePoint Hospitals, Inc. on July 7, 2005, File No. 000-51251)

99.2	First Amendment, dated May 13, 2008, to the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan (incorporated by reference from Appendix A to the Proxy Statement filed by LifePoint Hospitals, Inc. on filed March 31, 2008, File No. 000-51251)

99.3	Second Amendment, dated December 10, 2008, to the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan (incorporated by reference from exhibits to the Annual Report on Form 10-K filed by LifePoint Hospitals, Inc. for the year ended December 31, 2008, File No. 000-51251)

Exhibit
Number	Description of Exhibits

99.4	LifePoint Hospitals, Inc. Employee Stock Purchase Plan (incorporated by reference from exhibits to the Annual Report on Form 10-K filed by Historic LifePoint Hospitals, Inc. for the year ended December 31, 2001, File No. 000-29818)

99.5	First Amendment to the LifePoint Hospitals, Inc. Employee Stock Purchase Plan (incorporated by reference from exhibits to the Registration Statement on Form S-8 filed by Historic LifePoint Hospitals, Inc. on June 2, 2003, File No. 333-105775)

99.6	Second Amendment to the LifePoint Hospitals, Inc. Employee Stock Purchase Plan (incorporated by reference from exhibits to the Quarterly Report on Form 10-Q filed by LifePoint Hospitals, Inc. for the quarter ended March 31, 2006, File No. 000-51251)

99.7	LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (incorporated by reference from exhibits to the Annual Report on Form 10-K filed by Historic LifePoint Hospitals, Inc. for the year ended December 31, 2002, File No. 000-29818)

99.8	First Amendment, dated May 13, 2008, to the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (incorporated by reference from Appendix A to the Proxy Statement filed by LifePoint Hospitals, Inc. on filed March 31, 2008, File No. 000-51251)

99.9	Second Amendment, dated December 10, 2008, to the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (incorporated by reference from exhibits to the Annual Report on Form 10-K filed by LifePoint Hospitals, Inc. for the year ended December 31, 2008, File No. 000-51251)

99.10	Third Amendment, dated March 24, 2009, to the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (incorporated by reference from Appendix A to the Proxy Statement filed by LifePoint Hospitals, Inc. on filed March 31, 2009, File No. 000-51251)

99.11	Amended and Restated LifePoint Hospitals, Inc. Outside Directors Stock and Incentive Compensation Plan, dated May 14, 2008 (incorporated by reference from exhibits to the Quarterly Report on Form 10-Q filed by LifePoint Hospitals, Inc. for the quarter ended June 30, 2008, File No. 000-51251)

99.12	Amendment, dated March 24, 2009, to the LifePoint Hospitals, Inc. Outside Directors Stock and Incentive Compensation Plan (incorporated by reference from Appendix B to the Proxy Statement filed by LifePoint Hospitals, Inc. on filed March 31, 2009, File No. 000-51251)
Item 9. Undertakings.
a. The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on May 13, 2009.

LIFEPOINT HOSPITALS, INC.
By:	/s/ William F. Carpenter III
William F. Carpenter III
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Dill and Paul D. Gilbert, and both or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ William F. Carpenter III William F. Carpenter III	President and Chief Executive Officer, Director	May 13, 2009

/s/ Jeffrey Sherman Jeffrey Sherman	Executive Vice President and Chief Financial Officer	May 13, 2009

/s/ Michael S. Coggin Michael S. Coggin	Senior Vice President and Chief Accounting Officer	May 13, 2009

/s/ Gregory T. Bier Gregory T. Bier	Director	May 13, 2009

/s/ Richard H. Evans Richard H. Evans	Director	May 13, 2009

/s/ DeWitt Ezell, Jr. DeWitt Ezell, Jr.	Director	May 13, 2009

/s/ Michael P. Haley Michael P. Haley	Director	May 13, 2009

SIGNATURE	TITLE	DATE

/s/ Marguerite W. Kondracke Marguerite W. Kondracke	Director	May 13, 2009

/s/ John E. Maupin, Jr., D.D.S. John E. Maupin, Jr., D.D.S.	Director	May 13, 2009

/s/ Owen G. Shell, Jr. Owen G. Shell, Jr.	Director	May 13, 2009
     Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) of the LifePoint Hospitals, Inc. Retirement Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on May 13, 2009.
LIFEPOINT HOSPITALS, INC.
RETIREMENT PLAN
By: LIFEPOINT HOSPITALS, INC.

By:	/s/ William F. Carpenter III
William F. Carpenter III
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

4.1	Form of Specimen Stock Certificate (incorporated by reference from exhibits to the Registration Statement on Form S-4, as amended, filed by LifePoint Hospitals, Inc. on October 25, 2004, File No. 333-119929)

4.2	Amended and Restated Rights Agreement, dated as of February 25, 2009, by and between LifePoint Hospitals, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference from exhibits to the Current Report on Form 8-K filed by LifePoint Hospitals, Inc. on February 25, 2009, File No. 000-51251)

5.1	Opinion of Waller Lansden Dortch & Davis, LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5.1)

99.1	Amended and Restated 1998 Long-Term Incentive Plan (incorporated by reference from exhibits to the Current Report on Form 8-K filed by LifePoint Hospitals, Inc. on July 7, 2005, File No. 000-51251)

99.2	First Amendment, dated May 13, 2008, to the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan (incorporated by reference from Appendix A to the Proxy Statement filed by LifePoint Hospitals, Inc. on filed March 31, 2008, File No. 000-51251)

99.3	Second Amendment, dated December 10, 2008, to the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan (incorporated by reference from exhibits to the Annual Report on Form 10-K filed by LifePoint Hospitals, Inc. for the year ended December 31, 2008, File No. 000-51251)

99.4	LifePoint Hospitals, Inc. Employee Stock Purchase Plan (incorporated by reference from exhibits to the Annual Report on Form 10-K filed by Historic LifePoint Hospitals, Inc. for the year ended December 31, 2001, File No. 000-29818)

99.5	First Amendment to the LifePoint Hospitals, Inc. Employee Stock Purchase Plan (incorporated by reference from exhibits to the Registration Statement on Form S-8 filed by Historic LifePoint Hospitals, Inc. on June 2, 2003, File No. 333-105775)

99.6	Second Amendment to the LifePoint Hospitals, Inc. Employee Stock Purchase Plan (incorporated by reference from exhibits to the Quarterly Report on Form 10-Q filed by LifePoint Hospitals, Inc. for the quarter ended March 31, 2006, File No. 000-51251)

99.7	LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (incorporated by reference from exhibits to the Annual Report on Form 10-K filed by Historic LifePoint Hospitals, Inc. for the year ended December 31, 2002, File No. 000-29818)

99.8	First Amendment, dated May 13, 2008, to the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (incorporated by reference from Appendix A to the Proxy Statement filed by LifePoint Hospitals, Inc. on filed March 31, 2008, File No. 000-51251)

99.9	Second Amendment, dated December 10, 2008, to the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (incorporated by reference from exhibits to the Annual

Exhibit
Number	Description of Exhibits

Report on Form 10-K filed by LifePoint Hospitals, Inc. for the year ended December 31, 2008, File No. 000-51251)

99.10	Third Amendment, dated March 24, 2009, to the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (incorporated by reference from Appendix A to the Proxy Statement filed by LifePoint Hospitals, Inc. on filed March 31, 2009, File No. 000-51251)

99.11	Amended and Restated LifePoint Hospitals, Inc. Outside Directors Stock and Incentive Compensation Plan, dated May 14, 2008 (incorporated by reference from exhibits to the Quarterly Report on Form 10-Q filed by LifePoint Hospitals, Inc. for the quarter ended June 30, 2008, File No. 000-51251)

99.12	Amendment, dated March 24, 2009, to the LifePoint Hospitals, Inc. Outside Directors Stock and Incentive Compensation Plan (incorporated by reference from Appendix B to the Proxy Statement filed by LifePoint Hospitals, Inc. on filed March 31, 2009, File No. 000-51251)